Exhibit 5.1

Simpson Thacher & Bartlett LLP

900 G STREET, NW

WASHINGTON, D.C. 20001

TELEPHONE: +1-202-636-5500

FACSIMILE: +1-202-636-5502

Direct Dial Number	E-mail Address

April 22, 2024

Cohen & Steers, Inc.

1166 Avenue of the Americas

New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to Cohen & Steers, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company from time to time of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), having an aggregate offering price of up to $100,000,000.

We have examined the Registration Statement, the ATM Equity Offering Sales Agreement, dated April 22, 2024 (the “Sales Agreement”), between the Company and BofA Securities, Inc. and the Amended and Restated Certificate of Incorporation of the Company, which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

Cohen & Steers, Inc.	- 2 -	April 22, 2024

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon payment and delivery in accordance with the Sales Agreement, the Shares will be validly issued, fully paid and nonassessable. We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP